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EXHIBIT 5

[LETTERHEAD OF MESSERLI & KRAMER PA]

May 1, 2002

Stonehaven Realty Trust
5620 Smetana Road, Suite 330
Minnetonka, Minnesota 55343

Re:	Stonehaven Realty Trust (the "Company") SB-2 Registration Statement

Ladies and Gentlemen:

        We refer to your registration on Form SB-2 (the "Registration Statement") under the Securities Act of 1933, as amended, of 3,115,347 Common Shares of the Company that may be sold by the selling shareholders named in the Registration Statement under "Selling Shareholders" (collectively, the "Shares")

        In connection with this opinion, we have examined the Registration Statement and such other documents, records, certificates, memoranda, and other instruments as we deem necessary as a basis for this opinion. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof and execution and delivery of all documents, where execution and delivery are a prerequisite to the effectiveness thereof.

        On the basis of the foregoing, and in reliance thereon, we advise you that, in our opinion, the Shares proposed to be sold by the Selling Shareholders named in the Registration Statement, when issued (only with respect to certain of the Shares to be issued upon the conversion or exercise of other validly issued Company securities) and sold, as contemplated in the Registration Statement, will be legally and validly issued and fully paid and non-assessable.

        We consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

Messerli & Kramer PA

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EXHIBIT 5
[LETTERHEAD OF MESSERLI & KRAMER PA]